Exhibit 10.2

NON-DISCLOSURE, ASSIGNMENT OF INVENTIONS,
NON-SOLICITATION AND NON-COMPETE AGREEMENT

THIS AGREEMENT, dated as of April 18, 2012, is made by and between Relmada Therapeutics, Inc., a Delaware corporation (the "Company") whose mailing address is P.O. Box 1266, Blue Bell, PA 19422-0409 and Sergio Traversa, PharmD ("Employee"), residing at 415 East 37th Street, Suite 29 L, New York NY 10016.

BACKGROUND

WHEREAS, Employee is commencing employment with the Company pursuant to that certain Employment Agreement executed by and between the Company and Employee on the date hereof (the "Employment Agreement");

WHEREAS, the Company wishes to enter into this Non-Disclosure, Assignment of Inventions, Non-Solicitation and Non-Compete Agreement (this "Agreement") with Employee to protect the Company's competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company and others with whom the Company does business and to avoid the solicitation by Employee of the Company's customers, vendors, collaborators and other employees;

WHEREAS, Employee recognizes the Company's need for this Agreement to protect the Company's competitive position and to ensure the continued ownership and protection of the confidential and proprietary information of the Company, its Affiliates (as such term is defined below) and third parties; and

WHEREAS, as a condition of the Employment Agreement, Employee has agreed to the terms and conditions of, and has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration for the Company's execution of the Employment Agreement and to provide Employee with Confidential Information (as such term is defined below), as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Scope. Any references in this Agreement regarding Employee's duties and obligations to the Company (including, but not limited to, obligations related to confidentiality, assignment of inventions and work product, non-solicitation and non-competition) include Employee's obligation to the Company's affiliated entities, which includes the Company's parent and subsidiary corporations and business entities, if any, and any corporation or other business entity owned or controlled by the Company or under common ownership or control with the Company (each an "Affiliate" and collectively, the "Affiliates"). Employee also understands that if he is assigned to perform any work or duties with or for the Affiliates, this Agreement shall apply. The word "cessation" in this Agreement refers to the ending of Employee's employment with the Company for any reason or for no reason at all, including but not limited to resignation, termination for cause, termination without cause, termination for good reason and termination in connection with the failure of the Financing Condition (as defined in the Employment Agreement) to be satisfied.

2.     Protection of Confidential Information.

(a)            "Confidential Information" means information disclosed to Employee or known by Employee (including information conceived, originated, discovered, or developed in whole or in part by Employee), about the Company and/or the Company's business, products, processes, and services, including but not limited to information relating to research, development, data, experimental work, innovations, ideas, improvements, concepts, inventions (including Inventions as such term is defined below), computer programs, designs, engineering data, formulas, systems, intellectual property, sketches, blueprints, flow charts, technology, routines, algorithms, source and object codes, know-how, products and services under development, pricing and pricing strategies, business plans, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, information about customers and/or suppliers, information related to contracts, customer lists, customer requirements, techniques, business methods or practices, operations, financial information, business forecasts, information related to computer hardware, software, operating systems or the like, training and training programs, prospective business opportunities, and any other information which the Company is under an obligation to keep confidential. The parties hereby agree that the following shall not be considered Confidential Information subject to this Agreement: (i) information which prior to the time of disclosure by Company is in the public domain; (ii) information which, after disclosure by Company becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement; or (iii) information which Employee is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case Employee shall immediately give notice to the Company to enable the Company to exercise its legal rights to prevent and/or limit such disclosure. In any event, Employee shall disclose only that portion of the Confidential Information that, in the opinion of the Company's legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

(b)            Employee acknowledges that all Confidential Information is, and for all times after the cessation of Employee's employment shall remain, the property of the Company. Employee agrees that he shall not directly or indirectly use, disseminate or disclose any Confidential Information without having first obtained written permission from the Company to do so whether during Employee's employment or after termination of such employment, except as shall be necessary in the ordinary course of performing his duties as an employee of the Company in accordance with the Employment Agreement.

(c)    Employee shall comply with any additional policies, rules and procedures established by the Company from time to time for the protection of any Confidential Information.

3.           Conflicts. Employee represents and warrants that his employment or engagement by the Company and the execution and delivery of this Agreement and compliance with all the terms of this Agreement do not and will not breach any written or oral agreement Employee has entered into relating to intellectual property, noncompetition or otherwise. Employee shall not enter into any written or oral agreement in conflict with this Agreement. Moreover, without limiting the generality of the provisions of the Employment Agreement requiring him to devote full-time efforts to his duties under such Employment Agreement, during the period of Employee's employment by the Company, Employee shall not, without the Company's prior written consent, directly or indirectly, engage in any employment, consulting or activity (other than Employee's employment with the Company) relating to any line of business in which the Company is now engaged, is engaged at such time or is considering, expects or plans to be engaged or which would otherwise conflict with his employment obligations to the Company. Further, Employee shall abide by any policy concerning conflicts of interest that the Company may from time to time have in effect.

In keeping with Employee's fiduciary duties to the Company, Employee agrees that while employed by the Company he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that he shall immediately disclose to the Company any facts which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with, or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Company, include, but are not limited to, the following:

•	ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which the Company does business;
•
acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like for a supplier, contractor, subcontractor, customer, or other entity with which the Company does business;

•
accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which the Employee does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value;

•
misuse of the Company's information or facilities to which Employee has access in a manner which will be detrimental to the Employee's interest, such as utilization for Employee's own benefit of know-how, inventions, or information developed through the Employee's business activities;

•	disclosure or other misuse of information of any kind obtained throUgh Employee's connection with the Company;
•
appropriation by Employee or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

•
the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with the Company.

4.           Disclosure of Inventions. Employee shall promptly disclose orally and in writing to the Company any and all inventions, discoveries, improvements, works, developments, data, works of authorship, documentation, modifications, designs, trade secrets, formulae, techniques, processes and know-how, whether or not subject to protection under patent, copyright, trademark or any other intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademarks or similar statutes or subject to analogous protection) and whether or not reduced to practice, which Employee, either alone or jointly with others, conceives, creates, discovers, invents or reduces to practice during the period of his employment with the Company and which (i) relate to or result from the business, work, research or investigation of the Company or any Affiliate, or any business, work, research or investigation which the Company or any Affiliate is considering or expects or plans to be engaged in, (ii) results from tasks or duties assigned to Employee by the Company or Employee's performance of his obligations under the Employment Agreement, or (iii) results from the use of the Company's premises or property whether tangible or intangible, owned, leased or contracted for by the Company (collectively referred to as "Inventions").

5.           Assignment of Inventions.

(a)            All work and work product of any type or description created by Employee, both past and future, during his employment with the Company shall be and remain exclusively the pr6perty of the Company, and is a "work made for hire" for the benefit of the Company. The Company may file applications to register copyrights as author thereof as well as any and all other ownership and intellectual property rights. Employee hereby assigns to the Company all rights, including, without limitation, all copyrights throughout the world, including all renewals and extensions thereof, in and to all copyrightable works as created by Employee, both past and future, during his employment by the Company.

(b)            Employee acknowledges and agrees that all Inventions shall be the sole property of the Company or any other person or entity designated by the Company (the "Designee"), and Employee hereby assigns to the Company or the Designee Employee's entire right, title and interest in all Inventions.

(c)            Employee shall, at the Company's expense assist the Company or the Designee to apply for, obtain, register and from time to time enforce any patent, copyright, trademark or other property right with respect to the Inventions in any and all countries and when so obtained or vested, to renew and restore the same. To that end, by way of illustration but not limitation, Employee shall testify in any suit or any other proceeding involving any Invention and execute all documents which the Company or the Designee reasonably determines to be necessary or convenient for use in applying for and obtaining any patent, copyright, trademark or other intellectual property protection thereon for the Company or the Designee. Employee's obligation to assist the Company or the Designee in obtaining, maintaining and enforcing patent, copyright, trademark and other intellectual property rights for the Inventions shall continue beyond the cessation of his employment by the Company, but the Company or the Designee shall compensate Employee for reasonable time off work or lost wages at a reasonable rate established in good faith by the Company or the Designee for such purpose (after such cessation of employment with the Company) for time actually spent by Employee at the Company's or the Designee's request on such assistance.

(d)           If the Company is unable, after reasonable effort, to secure Employee's signature as required by this Section 5 on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to an Invention, whether, because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in Employee's behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Employee.

6.   [Reserved.]

7.   Non-Solicitation of Customers and Suppliers. During the period of Employee's employment with the Company and for three (3) years after cessation of his employment with the Company, Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, divert or attempt to divert any person, concern or entity, which is furnished services by or furnishes services to the Company, from doing business with the Company or otherwise to change its relationship with the Company, or induce or attempt to induce any customer or supplier of, or joint venturer with, the Company to cease being a customer or supplier of, or joint venturer with, the Company or otherwise to change its relationship with the Company. In no event shall the obligations set forth in this Section 7 apply after a termination of Employee's employment under the Employment Agreement for failure of the Financing Condition to be satisfied.

8.   Non-Competition After Employment. Employee recognizes Company's legitimate business interests and investment in research, development and commercialization of drugs for the prevention and treatment of pain and acknowledges that certain restrictions applicable to Employee upon termination of employment are reasonable in order to protect the Company's business interests. Company similarly recognizes that a substantial portion of the Employee's professional career has been devoted to research, development and commercialization of drugs for the prevention and treatment of pain, and that Employees' future financial and professional advancement opportunities are closely linked to his ability to continue research, development and commercialization of drugs for the prevention and treatment of pain. Therefore, Company and Employee agree that for a period of three (3) years following the termination of the Agreement for any reason, Employee shall not serve, directly or indirectly, in any country , as a founder, partner, officer, director, employee, consultant, joint venturer, lender, or greater than 1% stockholder or investor of or in any entity or business or accept employment or other engagement with any entity or business that is developing a drug that has the same active pharmaceutical ingredient (or its pharmaceutically acceptable salts, solvates, polymorphs and hydrates thereof, as racemates or an individual diastereoisomers or enantiomeric isomers thereof or mixtures thereof) and delivery mechanism as a drug under non-clinical or clinical development or marketed or commercialized by the Company. The Company and Employee further agree that, if requested by the Company, for a period of up to one (1) year following the termination of the Employment Agreement for any reason except termination without Cause, Employee shall not serve, anywhere in North America, as a founder, co-founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity or business that is developing drugs for the prevention and treatment of pain or opioid addiction ("Non-compete"); provided, however, that if the Company so requests, it shall provide to Employee financial compensation for a period equal to the period of Non-compete requested by the Company for up to one year, equal to two (2) times his salary from the Company during the preceding 12 months, in addition to any other financial compensation due to Employee as part of Employee's severance, if any. In no event shall the obligations set forth in this Section 8 apply after a termination of Employee's employment under the Employment Agreement for failure of the Financing Condition to be satisfied.

9.   Non-Solicitation and Non-Hire of Employees. During Employee's employment with the Company and for two years after cessation of his employment with the Company, Employee shall not, directly or indirectly, alone or as a founder, partner, officer, director, employee, consultant, joint venturer, lender, stockholder or investor of any entity, solicit or induce any employee or consultant of the Company to leave his or her service with the Company, or assist in any manner in the recruitment or hiring of any such person. In no event shall the obligations set forth in this Section 9 apply after a termination of Employee's employment under the Employment Agreement for failure of the Financing Condition to be satisfied.

10.          Non-Disparagement. Employee agrees that he shall not, at any time, whether during or after cessation of Employee's employment with the Company, make or publish any statement (orally or in writing) that libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company (or any of its Affiliates, or its other officers, managers, directors, partners or investment professionals).

11.           Competitive Protection. Employee fully understands and realizes that the confidentiality, assignment and non-solicitation, and other terms and conditions of this Agreement shall bind and obligate Employee as described in this Agreement.

12.           Severability. Each Section and the subparts of each Section herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of this Agreement. Moreover, if one or more of the clauses contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such clause or clauses shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be coextensive with the maximum restrictions enforceable by the applicable law as it shall then appear. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

13.           Survival. All obligations, duties, rights, remedies, express representations or other provisions required to give force and effect to this Agreement, or made in or given in this Agreement, which have accrued prior to cessation of Employee's employment with the Company, shall survive the cessation of Employee's employment with the Company and shall continue and remain in full force and effect in accordance with their respective terms, except where limited to the duration expressly stated therein.

14.           Binding Agreement; Entire Agreement; Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, heirs (in the case of the Employee) and assigns of the parties hereto. This Agreement, along with the Employment Agreement between the Company and Employee of even date herewith, expresses the entire agreement between the Company and Employee with respect to the subject matter hereof and supersedes any and all prior agreements, letters of intent and understandings between the parties, and any and all promises, statements, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto, except for any existing confidentiality agreement between the parties, No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void.

15.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflict of laws thereof.

16.           Notices. Any notice which a party is required or may desire to give pursuant to this Agreement shall be given in writing by personal delivery, by telex, telegram or telecopy, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed to Employee at his address of record with the Company and addressed to the Company at its principal office, or at such other place as either party may from time to time designate in writing. Any notice personally delivered shall be deemed received when given, or if given by telex, telegram, telecopy or overnight courier shall be deemed received on the next business day and any notice mailed shall be deemed received on the third business day thereafter.

17.            Waiver. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee and the Company.

18.            Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

19.            Amendments and Modifications. This Agreement may not be amended or modified other than an agreement in writing signed by both of the parties.

20.            Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part nor to affect the meaning of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Employee does hereby execute this Non-Disclosure, Assignment of Inventions, Non-Solicitation and Non-Compete Agreement on the date first above written.

EMPLOYEE	RELMADA THERAPEUTICS, INC.

/s/ Sergio Traversa	By:	/s/ Najib Babul
Name: Dr. Sergio Traversa		Name: Najib Babul Title: CEO